EXHIBIT 4.6

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of July 28, 2005 (as amended or otherwise modified, the “Agreement”), is between WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS IX”), the co-investors of WCAS IX listed on the signature pages hereto (collectively with WCAS IX, the “Investors”), Franck L. Gougeon (“Gougeon”), and AGA MEDICAL CORPORATION, a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, the Company, Gougeon, Michael Afremov (“Afremov”) and Kurt Amplatz (“Amplatz”) are parties to civil litigation styled, Michael Afremov v. Kurt Amplatz et al., District Court File No. CT02-017734 (the “Litigation”), which is pending in the District Court for the Fourth Judicial District, County of Hennepin, State of Minnesota (the “Court”);

WHEREAS, pursuant to an Order and Memorandum dated August 3, 2004, the Court ordered Afremov and Gougeon each to submit a proposal to the Court setting forth respective terms on which each of them would purchase all of the other’s shares of capital stock in the Company;

WHEREAS, on December 28, 2004, the Court entered an Order for Judgment on Buyout Motions (the “Original Buyout Order”), which, inter alia, ordered the buyout of all the outstanding shares of stock of Afremov in the Company, pursuant to, and subject to the terms of, such Order and this Agreement (the “Afremov Buyout”);

WHEREAS, on January 18, 2005, the Investors, Gougeon and the Company entered into a Stock Purchase Agreement (the “Original Agreement”) pursuant to which the Investors would purchase from the Company, and the Company would issue and sell to the Investors shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which shares are convertible into shares of common stock of the Company, par value $0.01 per share (“Common Stock”), and the Company would use the proceeds of such investment, together with proceeds from other Contemplated Transactions, to consummate the Afremov Buyout;

WHEREAS, on March 31, 2005, the Court entered an Amended Order for Judgment on Buyout Motions (the “Final Order”);

WHEREAS, on April 20, 2005, Gougeon, Afremov and Amplatz, entered into a Confidential Settlement and Mutual Release Agreement (the “Settlement Agreement”), pursuant to which such parties agreed to settle the Litigation provided, among other things, that the Afremov Buyout is consummated on or prior to July 29, 2005; and

WHEREAS, in connection with the Settlement Agreement, the Investors, Gougeon and the Company desire to amend and restate the Original Agreement to provide for certain amendments necessary to consummate the settlement contemplated thereby and otherwise to reflect certain changes in the business of the Company since the date of the Original Agreement;

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Investors, the Company and Gougeon hereby agree as follows:

1.                                      CERTAIN DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

1.1           As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Ancillary Agreements” means the Stockholders Agreement, Registration Rights Agreement, the Gougeon Employment Agreement, the Settlement Agreement, the Contribution and Exchange Agreement and the Releases.

“Business” means the businesses conducted by the Company and proposed to be conducted by the Company.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Cash Amount” means the cash and cash equivalents of the Company that would be listed on the consolidated balance sheet of the Company dated as of the Closing Date (but immediately prior to giving effect to the consummation of the Contemplated Transactions) and prepared in accordance with GAAP.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company’s Knowledge” means the actual knowledge, after reasonable investigation, of Gougeon, Mike Smithson, Mark Cibuzar, Jodi Raus, Ken Lock, Gary Thill and such other employees and agents of the Company (including employees of Manchester Companies, Inc. who work on the Company’s account with such entity) who would reasonably by expected to have knowledge of the matter in question.

“Company Technology” means any and all Technology used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the filing of the Restated Articles with the Secretary of State of Minnesota, (b) the issuance and sale of the Shares, (c) the execution of the Senior Credit Facility and making of the loans contemplated thereby, (d) the execution of the Subordinated Debt Agreement and issuance of the notes contemplated thereby, (e) the execution, delivery and performance of the Ancillary Agreements, (f) the payment of the Dividend, (g) the consummation of the Afremov Buyout, and (h) the adoption of the Restated Bylaws by the Company.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt,) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Contribution and Exchange Agreement” means that certain Contribution and Exchange Agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between Gougeon, WCAS IX and the other parties thereto.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Excluded Items” means those items disclosed on the Schedules hereto which are specifically referenced as “Excluded Items” on such Schedules.

“Expiration Date” means the later of (i) the sixtieth day after the Company receives the final audited balance sheet of the Company as at December 31, 2005 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal year then ended, accompanied by any notes thereto and the report of the Company’s independent auditors, and (ii) the one-year anniversary of the Closing Date.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gougeon Employment Agreement” means the employment agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between the Company and Gougeon at or prior to the Closing.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, criminal, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division of any of the foregoing), or any arbitrator or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnity Claim” means a claim for indemnity under Section 10.2.

“Indemnity Deductible Amount” means (i) $21,000,000 plus (ii) the Closing Cash Amount less (iii) the Target Cash Amount; provided, that the Indemnity Deductible Amount shall not be less than $0.

“Indemnified Party” means with respect to any Indemnity Claim, the Investor Indemnified Person asserting such claim under Section 10.2.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Company or Gougeon, as the case may be.

“Intellectual Property” means all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from: (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware; (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (iii) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; (iv) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company, taken as a whole.

“Ordinary Course of Business” means an action taken by any Person in the course of such Person’s business which is consistent with the past customs and practices of such Person

(including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) liens securing the purchase price or lease payments for equipment obtained by the Company in the Ordinary Course of Business which liens have not had and are not reasonably likely to have  a Material Adverse Effect, (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (f) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect and (g) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Registration Rights Agreement” means that certain Registration Rights Agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between Gougeon, WCAS IX and the other parties thereto.

“Releases” means the Mutual General Release Agreement, dated as of January 18, 2005, the Mutual General Release Agreement, to be dated as of the Closing Date, and the other agreements providing for a release of claims and waiver of rights, including appeal rights with respect to the Litigation, in the form reasonably satisfactory to WCAS IX, executed by each of the Company,

Gougeon and Amplatz and, to the extent required by WCAS IX, their respective Affiliates.

“Sale Transaction” means any (i) merger, consolidation or other business combination transaction involving the Company or any of its Affiliates, (ii) sale or other disposition of material assets of the Company or (iii) issuance, sale or other disposition of any Equity Interests of the Company.

“Senior Credit Facility” means that certain  new senior credit facility to be entered into by the Company on or prior to the Closing Date, pursuant to which up to $122,000,000 will be made available to the Company.

“Subordinated Debt Agreement” means that certain  securities purchase agreement to be entered into by the Company and WCAS Capital Partners IV, L.P. on or prior to the Closing Date, pursuant to which up to $50,000,000 will be made available to the Company.

“Stockholders Agreement” means that certain Stockholders Agreement, in form and substance reasonably satisfactory to WCAS IX, to be entered into between Gougeon, WCAS IX and the other parties thereto.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Target Cash Amount” means $53,500,000.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, accumulated earnings, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Benefit” means the sum of the amount by which the actual Tax Liability of the Company to the applicable Governmental Authority is reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to the taxable income in any other taxable year or as a carryforward or carryback, as applicable).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code.

1.2           Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2.                                    PURCHASE AND SALE OF SHARES; DIVIDEND; RELEASE.

2.1           Purchase and Sale of Shares.  At the Closing, subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, the number of shares of Series A Preferred Stock (collectively, the “Shares”) set forth in the column designated “Minimum Shares” opposite such Investor’s name on Schedule 2.1 hereto, at a cash purchase price of $1,000 per share (the “Purchase Price”); provided, that at the Closing, in the event the Closing Cash Amount is less than the Target Cash Amount, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, up to the number of Shares set forth in the column designated “Maximum Shares” opposite such Investor’s name on Schedule 2.1 hereto at the Purchase Price, with the aggregate amount of such additional shares to be (a) the lesser of (i) difference between the Closing Cash Amount and the Target Cash Amount and (ii) $20,000,000, divided by (b) the Purchase Price, and the specific amount of additional Shares to be purchased by each Investor to be a  pro rata portion of such aggregate additional Shares based on the difference, if any, between such “Minimum Shares” and such “Maximum Shares” set forth opposite such Investor’s name.

2.2           The Closing.  The purchase and sale of the Shares (the “Closing”) will take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111 on the first date the conditions set forth in Sections 7 and 8 have been satisfied or waived by the applicable parties, or at such other place and on such other date as the Company and WCAS IX may agree in writing, in each case, subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8.  Except as otherwise provided in Section 9, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

2.3           Closing Deliveries.  At the Closing, each Investor will deliver cash by wire transfer of immediately available federal funds to the account designated in writing not fewer than two Business Days prior to the scheduled Closing Date by the Company, an amount equal to the aggregate Purchase Price to be paid by such Investor for the Shares to be purchased hereunder, in each case, against delivery to such Investor of a certificate or certificates evidencing such Shares.  At the Closing, the Company will deliver to the Investors a certificate indicating its calculation of the Closing Cash Amount, which calculation will be reasonably satisfactory to the Investors.

2.4           Dividend.  In connection with the Closing, the Board of Directors of the Company shall declare a dividend on its outstanding shares of Common Stock as of the date of execution of this Agreement in the aggregate amount of $20,000,000 (the “Dividend”).  The Dividend shall be payable on the Closing Date to Gougeon and Afremov, the Company’s stockholders of record as of the date of execution of this Agreement, in equal shares of $10,000,000, based on the pro rata ownership of Common Stock of each such stockholder on such date; provided, that:

(a) of the amount of the Dividend to be paid to Gougeon (i) an amount equal to the aggregate principal amount of any loans made by the Company to Gougeon, including loans made in December 2003 and November 2004, together with any accrued and unpaid interest thereon, will be retained by the Company as payment in full satisfaction of such loans, and (ii) the remaining portion of the Dividend payable to Gougeon shall be paid to him in cash on the Closing Date, and

(b) subject to the terms of the Settlement Agreement, the amount of the Dividend to be paid to Afremov will be retained by the Company as partial payment for the loans, including any accrued and unpaid interest thereon, made by the Company to Afremov that are currently outstanding and are payable upon consummation of the Contemplated Transactions.

2.5           Release.  In compliance with decretal paragraph 5 of the Final Order to include herein release language which at a minimum contains the language set forth in that decretal paragraph 5, Schedule 2.5 attached hereto sets forth the Mutual General Release Agreement agreed to between the parties thereto (the “Mutual General Release Agreement”).  The signatories to the Mutual General Release Agreement are not signatories to this Agreement by reason of their execution of such agreement.  The execution and delivery of the Mutual General Release Agreement by all parties thereto occurred contemporaneously with execution and delivery of the Original Agreement.  The parties intend to execute a new Release, substantially in the form of the Mutual General Release Agreement, as of the Closing Date.  Gougeon and WCAS IX acknowledge that notwithstanding the provisions of the Mutual General Release Agreement (or any other Release), the letter agreement, dated as of November 29, 2004 between such parties remains in full force and effect and provisions of the Mutual General Release Agreement (or any other Release) do not apply to such letter.

2.6                                 Contribution and Exchange Agreement.  Immediately upon consummation of the Afremov Buyout, Gougeon and the Investors shall cause the Company to enter into the Contribution and Exchange Agreement and, subject to the terms and conditions therein, consummate the transactions contemplated thereby.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GOUGEON.

In order to induce the Investors to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company and Gougeon, jointly and severally, represent and warrant to the Investors as follows:

3.1                                 Organization; Subsidiaries. The Company is (a) duly organized, validly existing and in good standing under the laws of the State of Minnesota and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.  The Company has delivered to the Investors true, accurate and complete copies of (x) the Organizational Documents of the Company and (y) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, Board of Directors and any committees appointed by its Board of Directors. Except as disclosed on Schedule 3.1, the Company has no Subsidiaries and does not own any Equity Interests of any other Person.

3.2                                 Power and Authorization.  The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company.  This Agreement and each Ancillary Agreement to which it is a party (a) has been (or, in the case of Ancillary Agreements to be entered into after the date hereof and at or prior to the Closing, will be) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into after the date hereof and at or prior to the Closing, will be) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Company has the full power and authority necessary to own and use its Assets and carry on the Business.

3.3                                 Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Company.

3.4                                 Noncontravention.  Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal

Requirement applicable to the Company; (b) result in a breach or violation of, or default under, any Contractual Obligation of the Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of the Company; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the Organizational Documents of the Company.

3.5                                 Capitalization of the Company.

3.5.1                                  Outstanding Capital Stock.

(a)                                  As of the date of this Agreement, the entire authorized capital stock of the Company consists of 8,000,000 shares of Common Stock, and 2,000,000 shares of undesignated Preferred Stock, par value $0.01 per share, of which 400,000 shares of Common Stock are outstanding and no shares of such Preferred Stock are outstanding.  All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable.  The Company has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests.

(b)                                 Upon the filing of the Restated Articles with the Secretary of State of Minnesota, the authorized capital stock of the Company will consist of 380,000 shares of Common Stock, and 148,524 shares of Series A Preferred Stock.

3.5.2                                  Ownership.

(a)                                  As of the date of this Agreement, all of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule 3.5.  The Company has delivered to the Investors true, accurate and complete copies of the stock ledger of the Company which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.

(b)                                 After giving effect to the Contemplated Transactions, all the outstanding shares of capital stock of the Company shall be owned as set forth on Schedule 3.5.

3.5.3                                  The Shares.  The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable.  The shares of Common Stock issuable upon conversion of the Shares (the “Conversion Shares”) have been duly and validly reserved and, when issued in compliance with the provisions of the Restated Articles, will be validly issued, fully paid and nonassessable.

3.5.4                                  Encumbrances, etc.  Except as disclosed on Schedule 3.5: (a) there are no preemptive rights or other similar rights in respect of Shares, the Conversion Shares or any other Equity Interests in the Company, (b) except as imposed by applicable securities laws, there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of the Shares, the Conversion Shares or any other Equity Interests in the Company, or otherwise affecting the rights of any holder of the Equity Interests in the Company, (c) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in the Company and (d) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company.

3.6                                 Financial Statements.

3.6.1                                  Financial Statements.  The Company has delivered to the Investors copies of each of the following: (a) the audited balance sheets of the Company as at December 31, 2004 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), December 31, 2003 and December 31, 2002 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal years then ended, accompanied by any notes thereto and the report of the Company’s independent auditors (collectively, the “Audited Financials”); and (b) the unaudited balance sheets of the Company as at May 31, 2005 and the related unaudited  statement of income, cash flow and changes in stockholders’ equity of the Company for the five months then ended (the “Interim Financials” and together with the Audited Financials, collectively the “Financials”)].

3.6.2                                  Compliance with GAAP, etc.  Except as disclosed on Schedule 3.6, the Financials (including any notes thereto) (a) are complete and correct and were prepared in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the Interim Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the most recent Audited Financials) and (c) fairly present the financial position of the Company as at the respective dates thereof and the results of the operations of the Company and changes in financial position for the respective periods covered thereby.

3.7                                 Absence of Undisclosed Liabilities.  The Company has no Liabilities except for (a) Liabilities set forth on Schedule 3.7, (b) Liabilities set forth on the face of the Most Recent Balance Sheet, and (c) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

3.8                                 Absence of Certain Developments.  Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for matters disclosed on Schedule 3.8:

(a)                                  the Company has not (i) amended its Organizational Documents,

(ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

(b)                                 the Company has not become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt;

(c)                                  the Company has not sold any Assets (other than sales of inventory in the Ordinary Course of Business) or permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(d)                                 the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any director or officer (other than payments made to officers and directors in the Ordinary Course of Business);

(e)                                  there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(f)                                    the Company has not increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business, or (ii) any director or officer of the Company;

(g)                                 the Company has not entered into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant; the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves);

(h)                                 the Company has not made any capital expenditure in excess of $100,000;

(i)                                     the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(j)                                     the Company has not terminated or closed any Facility, business or operation;

(k)                                  the Company has not adopted any Employee Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Plan;

(l)                                     the Company has not written up or written down any of its material Assets or revalued its inventory, or made any changes with respect to accounting policies,

procedures and practices (other than as required by GAAP);

(m)                               the Company has not settled or compromised any pending or threatened Action involving potential payments by or to the Company of more than $50,000;

(n)                                 the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8; and

(o)                                 no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.9                                 Assets.  Except as disclosed on Schedule 3.9, the Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”).  Except as disclosed on Schedule 3.9, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.  The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business and are adequate to conduct the Business.

3.10                           Accounts Receivables.  All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations to the Company, subject to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in accordance with GAAP and in a commercially reasonable manner consistent with past practice, and, to the Company’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

3.11                           Real Property.

3.11.1                            Schedule 3.11 sets forth a list of all real property owned by the Company (the “Owned Real Property”) and describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (such leased Real Property together with the Owned Real Property, the “Real Property”), and specifies the lessor or lessors of such leased property, and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”).  Except as described on Schedule 3.11 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company and any lessor(s) of leased Real Property) in possession of the leased Real Property.

3.11.2                            The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions.  There is no pending or, to Company’s Knowledge, threatened eminent domain taking affecting any of the Real Property.  The Company has delivered to the Investors true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

3.11.3                            None of the Facilities currently existing on the Real Property encroaches upon, and any Facilities under construction on the Real Property will not encroach upon, the real property of any other Person.  No facility of any other Person encroaches upon the Real Property.  Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated.  Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

3.11.4                            The Real Property and its current use, occupancy and operation by the Company and the Facilities located thereon do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirements or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other Contractual Obligations, including the requirements of any applicable Encumbrances thereto.  The Company (a) is not in violation of any material Legal Requirement relating to Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, health and fire codes and ordinances affecting the Real Property, or (b) has not received notice of any eminent domain, condemnation or similar proceeding pending or, to the Company’s Knowledge, threatened, or any Government Order relating thereto.

3.12                           Equipment.  Except as described on Schedule 3.12, all of the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, (c) have no defects (whether patent or latent) and (d) have been maintained in accordance with normal industry practice.

3.13                           Intellectual Property.

3.13.1                            The Company is the sole owner of or has the sole right to use all Company Technology, and none of the Company Technology is in the possession, custody, or control of any Person other than the Company.

3.13.2                            Except as disclosed on Schedule 3.13, the Company (a) has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties or (b) has not received any written or, if received by the Company within the last 90 days, oral, charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology).  To the Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Technology.

3.13.3                            Schedule 3.13 identifies (a) all registered Intellectual Property which has been issued to the Company or relates to the Business, (b) each pending application for registration which the Company has made with respect to any Company Technology, (c) each Contractual Obligation which the Company has granted to any third party with respect to any of (a) or (b) above and (d) each Contractual Obligation which the Company has granted to any third party with respect to Company Technology that is not included in (a) or (b) above.  True, accurate and complete copies of all such registrations, applications and Contractual Obligations, in each case, as amended, or otherwise modified and in effect, have been made available to the Investors, as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Each such registration is valid and subsisting.  Schedule 3.13 also identifies each unregistered trade name, trade dress, trademark or service mark used by the Company or in connection with the Business or the Company Technology.

3.13.4                            With respect to each item of Company Technology: (a) the Company possesses all right, title, and interest in and to such item, free and clear of any Encumbrance; (b) such item is not subject to any outstanding Government Order, and no Action is pending or, to the Company’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and (c) except as disclosed on Schedule 3.13, the Company has not agreed and does not have a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

3.13.5                            Schedule 3.13 identifies each item of Company Technology that any Person besides the Company owns and that is used by the Company or in connection with the Business pursuant to any license (other than commercial off-the-shelf or shrink-wrap computer software licenses), sublicense or other Contractual Obligation (the “Licenses”).  Except as disclosed on Schedule 3.13, there are no royalties for the use of any such Company Technology.  The Company has made available to the Investors true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect.  With respect to each such item identified on Schedule 3.13:  (a) such item is not subject to any outstanding Government Order, and no Action is pending or, to the Company’s Knowledge, threatened which challenges the legality, validity or enforceability of such item and (b) the Company has not granted any sublicense or similar right with respect to any License covering such item.

3.13.6                            All Products made, used, or licensed under any registered patents that are part of the Company Technology are properly marked with patent notices, except where the failure to do has not had, and is not reasonably likely to have, a Material Adverse Effect.  All Products and other materials that use any trademark or service mark that is part of the Company Technology or otherwise used in the Business bear proper trademark notices, except where the failure to do has not had, and is not reasonably likely to have, a Material Adverse Effect.  All works that are part of the Company Technology and provided or published to third parties are marked with proper copyright notices, except where the failure to do has not had, and is not reasonably likely to have, a Material Adverse Effect.

3.13.7                            Except as described on Schedule 3.13, all current and former employees and contractors of the Company who contributed to the Company Technology have executed enforceable Contractual Obligations that assign to the Company all Intellectual Property rights to any inventions, improvements, discoveries or information relating to the Business.

3.13.8                            Except as described on Schedule 3.13, none of the Company Technology constitutes or is dependent on any open source computer code, and none of the Company Technology is subject to any License or other Contractual Obligation that would require the Company to divulge to any Person any source code or trade secret that is part of the Company Technology.

3.13.9                            The Company use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by the Company is in compliance with all material applicable privacy policies, terms of use, and laws.  The Contemplated Transactions as of the Closing will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of such data or information.

3.14                           Legal Compliance; Permits.

3.14.1                            Compliance.  The Company is not in breach or violation of, or default under: (a) its Organizational Documents nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default; or (b) any Legal Requirement nor, to Company’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults (i) disclosed on Schedule 3.14 and (ii) which have not had, and are not reasonably likely to have, a Material Adverse Effect.

3.14.2                            Permits.  The Company has been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business.  Except as disclosed on Schedule 3.14, (a) such Permits are valid and in full force and effect, (b) the Company is not in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and (c) such Permits will continue to be valid and in full force and effect, on identical terms immediately following the consummation of the Contemplated Transactions.

3.15                         Tax Matters.

3.15.1                            The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements.  All such Tax Returns were true, correct and complete in all respects.  Except as described on Schedule 3.15, (i) all Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full, (ii) the Company has not received notice from an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and (iii) to the Company’s Knowledge, there is no basis for any such claim to be made.  There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

3.15.2                            The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the  Company has complied with all reporting and recordkeeping requirements.

3.15.3                            Except as disclosed on Schedule 3.15, to the Company’s Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company pending, being conducted, claimed, raised by a Governmental Authority in writing.  The Company has provided or made available to the Investors true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company for the last three years.

3.15.4                            The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

3.15.5                            The Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

3.15.6                            The Company has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Company).  The Company is not a party to any Contractual Obligation relating to Tax sharing or Tax allocation.  The Company has no Liability for the Taxes of any Person (other than the

Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.15.7                            The Company has not filed a consent under Code Section 341(f).

3.15.8                            The Company is not and has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, will not be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

3.15.9                            The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received on or prior to the Closing Date or (e) any change in Legal Requirements.

3.15.10                      The Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

3.16                         Employee Benefit Plans.

3.16.1                            For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

3.16.2                            Schedule 3.16 lists all Employee Plans as to which the Company sponsors, maintains, contributes or is obligated to contribute, or under which the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a “Company Plan”).  With respect to each Company Plan, the Company has delivered to the Investors true, accurate and complete copies of each of the following:  (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

3.16.3                            The Company or any other Person that would be considered a single employer with the Company under the Code or ERISA has never maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

3.16.4                            Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified.  Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable Legal Requirements, except where any noncompliance has not had a Material Adverse Effect, and, to the Company’s Knowledge, nothing has occurred with respect to any Company Plan that has subjected or could subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973.  Each Company Plan that is a qualified contribution plan is, to the Company’s Knowledge, an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

3.16.5                            All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.

3.16.6                            There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.  No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.16.7                            Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.17                           Environmental Matters.  Except as disclosed on Schedule 3.17, (a) the Company is, and has been, in compliance with all material Environmental Laws, (b) there has been no release or, to the Company’s Knowledge, threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Company has made available to the Investors true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect.

3.18                           Contracts.

3.18.1                            Contracts. Except as disclosed on Schedule 3.18, the Company is not bound by or a party to:

(a)                                  any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for actual or anticipated annual payments to or by the Company in excess of $50,000 or aggregate payments to or by the Company in excess of $100,000;

(b)                                 (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for aggregate rental payments in excess of $100,000, under which any Equipment is held or used by the Company;

(c)                                  any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements, but excluding all commercial off-the-shelf or shrink-wrap computer software licenses) that is not included on Schedule 3.13;

(d)                                 any Contractual Obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e)                                  any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary

Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(f)                                    any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(g)                                 any Contractual Obligation (or group of related Contractual Obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt in excess of $100,000 or (ii) under which the Company has permitted any Asset to become Encumbered (other than a Permitted Encumbrance);

(h)                                 any Contractual Obligation under which any other Person has guaranteed any Debt of the Company;

(i)                                     any Contractual Obligation relating to confidentiality or non-competition (whether the Company is subject to or the beneficiary of such obligations);

(j)                                     any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(k)                                  any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

(l)                                     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;

(m)                               any Contractual Obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

(n)                                 any agency, dealer, distributor, sales representative, marketing or other similar agreement; or

(o)                                 any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $100,000 over the life of such Contractual Obligation

The Company has delivered to the Investors true, accurate and complete copies of each written Contractual Obligation listed on Schedule 3.18, in each case, as amended or otherwise modified and in effect.  The Company has delivered to the Investors a written summary setting forth the terms and conditions of each oral Contractual Obligation listed on Schedule 3.18.

3.18.2                            Enforceability, etc.  To the Company’s Knowledge, each Contractual Obligation required to be disclosed on Schedule 3.11 (Real Property Leases), 3.12 (Intellectual Property), 3.15 (Employee Plans), 3.18 (Contracts), 3.19 (Affiliate Transactions), 3.20 (Customers and Suppliers) or 3.23 (Insurance) (each, a “Disclosed Contract”) is enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.4, will continue to be so enforceable and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions.

3.18.3                            Breach, etc.  Neither the Company nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, default under, or has repudiated any provision of, any Disclosed Contract.

3.19                           Affiliate Transactions.  Except as disclosed on Schedule 3.19, no Affiliate of the Company, Afremov, Gougeon or Amplatz is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company.  Except as disclosed on Schedule3.19, no such Affiliate owns any Asset used in, or necessary to, the Business.

3.20                           Customer and Supplier.  Schedule 3.20 sets forth a complete and accurate list of (a) the 20 largest customers of the Company (measured by aggregate billings) during the two fiscal years ended December 31, 2003, indicating the existing Contractual Obligations, if any, with each such Customer by product or service provided and (b) the 20 largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the two fiscal years ended December 31, 2003, indicating the Contractual Obligations, if any, for continued supply from each such supplier.  The relationships of the Company with the customers and the suppliers required to be listed on Schedule 3.20 are good commercial working relationships and none of such customers or the suppliers has since the Most Recent Balance Sheet Date canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be), or, since the Most Recent Balance Sheet Date, notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Company.  Except as described on Schedule 3.20, as of the date hereof, to the Company’s Knowledge, there is no reason to believe that there will be any change in the relationship of the Company with the customers and suppliers required to be listed on Schedule 3.20 as a result of the Contemplated Transactions.

3.21                           Employees.  There are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand.  No employee of the Company is represented by a labor union and the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract.  No petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, and, to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union.  Except as disclosed on Schedule 3.21, no executive officer’s or other key employee’s employment with the Company has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire in the last year.

3.22                           Litigation; Governmental Orders.

3.22.1                            Litigation.  Except as disclosed on Schedule 3.22 (which matters, other than the NMT Dispute (as defined below), have not had, and are not reasonably likely to have, a Material Adverse Effect), there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which may affect the Company or its ownership of, or interest in, any Asset or the use or exercise by the Company of any Asset.  Except as described on Schedule 3.22, there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Company’s Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of the Company, nor, to the Company’s Knowledge, is there any basis for any of the foregoing.  Except as disclosed on Schedule 3.22, there is no Action which the Company presently intends to initiate.

3.22.2                            Governmental Orders.  Except as disclosed on Schedule 3.22, no Governmental Order has been issued which is applicable to, or otherwise affects, the Company or its Assets or the Business.

3.23                           Product Warranties; Defects; Liability.

3.23.1                            Except as disclosed in Schedule 3.23 (and except for other Liabilities for which there is a reserve which meets the standards described in the following sentence), each product designed, manufactured, marketed, sold, leased, licensed, delivered or installed by the Company (collectively, the “Products”) is, and at all times has been, (a) in compliance with all applicable Legal Requirements, (b) fit for the ordinary purposes for which it is intended to be used and (c) in conformity with any and all Contractual Obligations, express and implied warranties, promises and affirmations of fact made by the Company.  The Company does not have any Liability (and, to the Company’s Knowledge, there is no basis for any present or future Action giving rise to any Liability) for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time in accordance with GAAP, applied on a basis consistent with the principles applied in the preparation of the

Most Recent Balance Sheet, which reserve is adequate to address all such Liabilities.  Each Product contains adequate warnings, the content and display of which conform with applicable Legal Requirements and current industry practice.  There is no design or other defect with respect to any Product.

3.23.2                            Except as disclosed in Schedule 3.23, no Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license.  Schedule 3.23 includes a summary of the standard terms and conditions of sale, lease or license for the Company (including applicable guaranty, warranty, and indemnity provisions).

3.23.3                            Except as disclosed on Schedule 3.23, there is no Action to which the Company is a party pending, or to the Company’s Knowledge, threatened relating to, or otherwise involving, alleged defects in the Products or services provided by the Company, the failure of any such Products or services to meet certain specifications, or the failure of any such Products or services to have adequate warnings, and, to the Company’s Knowledge, there is no basis for any of the foregoing.  Schedule 3.23 sets forth all concluded Actions (including the disposition thereof) against the Company during the last three years relating to, or otherwise involving, alleged defects in the Products or services provided by the Company, the alleged failure of any such services or Products to meet certain specifications, or the failure of any Products or services to have adequate warnings.  Except as described on Schedule 3.23, the Company does not have any Liability, and, to the Company’s Knowledge, there is no basis for any present or future Action giving rise to any Liability, arising out of any injury to any Person or property as a result of any services provided by the Company, or the ownership, possession, or use of the Products.

3.24                           Insurance.  Schedule 3.24 sets forth a list of current insurance policies, including policies by which the Company, or any of its Assets, employees, officers or directors or the Business is insured (the “Liability Policies”) and, their respective expiration dates.  The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer.  The Company has made available to the Investors true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect.  Schedule 3.24 describes any self-insurance arrangements affecting the Company.  The Company maintains, in full force and effect with financially sound and reputable insurers, insurance with respect to its Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations.  Except as disclosed on Schedule 3.24, to the Company’s Knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any Liability Policy.  Except as disclosed on Schedule 3.24, the Company will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

3.25                           No Brokers.  Except as disclosed on Schedule 3.25, the Company has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

3.26                           Disclosure.  The representations and warranties contained in this Section 3 and in the documents, instruments and certificates and all diligence material and information, furnished by the Company to the Investors, prospective lenders under the Senior Credit Facility and the Subordinated Debt Agreement and their representatives do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4                                          REPRESENTATIONS AND WARRANTIES OF GOUGEON.

Gougeon represents and warrants to the Investors that:

4.1                                 Power and Authorization.  This Agreement and each Ancillary Agreement to which Gougeon is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by Gougeon and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of Gougeon, enforceable against him in accordance with its terms.

4.2                                 Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.2, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Gougeon of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by Gougeon.

4.3                                 Noncontravention.  Except as disclosed on Schedule 4.3, neither the execution, delivery and performance by Gougeon of this Agreement or any Ancillary Agreement to which he is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.2, violate any provision of any Legal Requirement applicable to Gougeon; (b) result in a breach or violation of, or default under, any Contractual Obligation of Gougeon; or (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation.

4.4                                 No Brokers.  Except as disclosed on Schedule 4.4, Gougeon has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Investors or the Company could be Liable.

5                                          REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

Each Investor, severally and not jointly with the other Investors, represents and warrants to the Company and Gougeon that:

5.1                                 Organization.  Such Investor (if not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2                                 Power and Authorization.  The execution, delivery and performance by such

Investor (if not an individual) of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Investor and have been duly authorized by all necessary action on the part of such Investor.  This Agreement and each Ancillary Agreement to which such Investor is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Investor and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

5.3                                 Authorization of Governmental Authorities.  Except as disclosed on Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority (including any state securities filing in New York) is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Investor of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by such Investor.

5.4                                 Noncontravention.  Neither the execution, delivery and performance by such Investor of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any provision of any Legal Requirement applicable to such Investor; (b) result in a breach or violation of, or default under, any Contractual Obligation of such Investor; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or (d) result in a breach or violation of, or default under, such Investor’s Organizational Documents (if not an individual).

5.5                                 Purchase for Investment.  Such Investor is purchasing the Shares being purchased by such Investor hereunder for investment for such Investor’s own account and not with a view to, or for sale in connection with, any distribution thereof.

5.6                                 Private Placement.

5.6.1                                  Such Investor’s financial situation is such that such Investor can afford to bear the economic risk of holding the Shares being purchased by such Investor hereunder for an indefinite period of time, and such Investor can afford to suffer the complete loss of such Investor’s investment in the Shares.

5.6.2                                  Such Investor’s knowledge and experience in financial and business matters are such that such Investor is capable of evaluating the merits and risks of such Investor’s investment in the Shares or such Investor has been advised by a representative possessing such knowledge and experience.

5.6.3                                  Such Investor understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the

Shares and that following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for such Investor to sell or pledge the Shares, or any interest in the Shares, in case of emergency or otherwise.

5.6.4                                  Such Investor and such Investor’s representatives, including, to the extent such Investor deems appropriate, such Investor’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with such Investor’s investment in the Shares, and such Investor understands and is aware of the risks related to such investment.

5.6.5                                  Such Investor is an “accredited investor” as such term is defined in Regulation D promulgated under the 1933 Act.

5.6.6                                  No Investor has any plan or intention to sell, exchange, transfer or otherwise dispose of (including by way of gift) any of its shares of Series A Preferred Stock immediately after the purchase of any such Shares.

5.7                                 No Brokers.  Such Investor has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Company or Gougeon could be Liable.

6                                         COVENANTS.

6.1                                 Closing; Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Sections 7 and 8).  From time to time after the Closing, each of the parties hereto, at the request of any other party hereto and without further consideration, shall execute and deliver such further instruments of transfer and assignment and take such other actions as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investors, the Shares and all rights thereto and to fully implement the provisions of this Agreement.

6.2                                 Operation of Business.

6.2.1                                  Conduct of Business.  The Company will:

(a)                                  conduct the Business only in the Ordinary Course of Business;

(b)                                 maintain the value of the Business as a going concern;

(c)                                  preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and

(d)                                 consult with WCAS IX prior to taking any action or entering into any transaction that may be of strategic importance to the Company.

6.2.2                                  Investors’ Consent.  Without limiting the generality of Section 6.2.1, without the written consent of WCAS IX, the Company will not:

(a)                                  take or omit to take any action that would cause the representations and warranties in Section 3 to be untrue at, or as of any time prior to, the Closing Date;

(b)                                 settle its outstanding patent infringement dispute with NMT Medical, Inc. (the “NMT Dispute”); and

(c)                                  take or omit to take any action which, if taken or omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Schedule 3.8.

6.3                                 Notices and Consents.  The Company will give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 3.3 and Schedule 3.4 or as otherwise reasonably requested by the Investors. Gougeon will give all notices to, make all filings with and use his commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 4.2 and Schedule 4.3 or as otherwise reasonably requested by the Investors.  Each Investor will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 5.3 or as otherwise reasonably requested by the Company or Gougeon.

6.4                                 Access to Premises.  Until the Closing Date, the Company will permit the Investors, prospective lenders under the Senior Credit Facility and their respective representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Company and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Company and make copies of such books, records, contracts, data, information and documents as the Investors, such prospective lenders or their respective representatives may reasonably request.

6.5                                 Notice of Developments.  Until the Closing Date, the Company will give WCAS IX prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of the Company, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Company’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

6.6                                 Publicity.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of WCAS IX, the Company and Gougeon; provided, however, that the provisions of this Section 6.6 will not prohibit (a) any private disclosure by any prospective lender under the Senior Credit Facility in the ordinary course to any such Person’s representatives, potential investors or participants, so long as each such recipient is under an obligation to keep such disclosed information confidential, (b) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

6.7                                 Transfer Taxes.  All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Shares under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Investors for any such tax, fee or duty which any of them is required to pay under applicable law.

6.8                                 Non-Solicitation.  Gougeon and the Company shall, and shall cause their respective Affiliates and their and such Affiliates’ respective officers, directors, shareholders, employees or agents to, immediately terminate all discussions or negotiations existing on the date hereof, if any, with any Person with respect to, or any that could reasonably be expected to lead to, or that contemplate the possibility of a Sale Transaction.  Until the Closing or earlier termination of this Agreement in accordance with Section 9, Gougeon and, from the date the Company executes this Agreement, the Company shall not, and shall instruct their respective Affiliates and their and such Affiliates’ respective officers, directors, shareholders, employees or agents not to, (i) solicit, facilitate or encourage any proposal with respect to a Sale Transaction; (ii) solicit the employment of, or offer to employ, any employee of the Company or any related entity with any other entity; (iii) enter into any discussions with any Person or provide to any Person any information with respect to any proposal with respect to a Sale Transaction; or (iv) discuss or negotiate, or enter into any sale or other agreement with respect to a Sale Transaction.  Any failure by the respective officers, directors, shareholders and agents of the Company or Gougeon or their respective Affiliates to comply with the terms of this Section 6.8 shall be deemed to constitute a breach by the Company and Gougeon of this Section 6.8.

6.9                                 Use of Proceeds.  The Company shall apply the proceeds from the sale of the Shares to the Investors, the loans under the Senior Credit Facility and Subordinated Debt Agreement and certain existing cash of the Company to (a) fund the Afremov Buyout, (b) repay all Debt under Disclosed Contracts, if any, (c) pay the Dividend, (d) pay fees and expenses relating to the Contemplated Transactions, and (e) general working capital purposes.

7                                         CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of each Investor to consummate the Closing is subject to the prior fulfillment of each of the following conditions:

7.1                                 Representations and Warranties.  The representations and warranties of the Company and Gougeon contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2                                 Performance.  Each of the Company and Gougeon will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

7.3                                 Compliance Certificate.  The Company will have delivered to WCAS IX a certificate certifying its compliance with the conditions set forth in Sections 7.1, 7.2, 7.10 and 7.12.

7.4                                 Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

7.5                                 Absence of Litigation.

7.5.1                                  The Final Order and the Settlement Agreement shall each continue to be in full force and effect.

7.5.2                                  No Action will be pending or threatened in writing which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of any Investor to own the Shares (including the right to vote the Shares) or (d) would compel any Investor or any of Affiliate of any Investor to dispose of all or any material portion of the business or assets of such Investor or Affiliate.

7.6                                 Legal Opinion.  WCAS IX will have received from Parsinen Kaplan Rosberg & Gotlieb P.A., counsel to Gougeon (or other counsel reasonably acceptable to WCAS IX), its opinion with respect to the Contemplated Transactions, which opinion will be in form and substance satisfactory to it.  Such opinion will, at the request of WCAS IX, be confirmed to any lender under the Subordinated Debt Agreement or the Senior Credit Facility.

7.7                                 Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 3.3, Schedule 3.4, Schedule 4.2 or Schedule 4.3, or as otherwise reasonably requested by the Investors, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Investors, and no such authorization, consent or approval will have been revoked.

7.8                                 Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to WCAS IX and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.9                                 Restated Articles; Ancillary Agreements.  The Company will have filed with the Secretary of State of Minnesota an Amended and Restated Articles of Incorporation, in form and substance reasonably satisfactory to WCAS IX (the “Restated Articles”), and such Restated Articles shall have been accepted by such Secretary of State.  Each of the Ancillary Agreements will have been executed and delivered to WCAS IX by each of the other parties thereto (other than the Investors and, in the case of the Contribution and Exchange Agreement only, the Company).

7.10                         Certain Legal Matters.

7.10.1                            The delivery sheath recall initiated by the Company during the week of November 22, 2004 (the “Recall”), or the facts and circumstances arising out of or relating to the Recall, shall not have had, and shall not reasonably be expected to have, any adverse effect on the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company, including without limitation (i) a deterioration in the relationship of the Company with, or increase in the level of oversight by, the U.S. Food and Drug Administration (“FDA”), or any Governmental Authority exercising comparable regulatory authority in any jurisdiction, (ii) an increased risk of Actions against the Company by or on behalf of end-users of the Products or by any Person involved in the design, manufacture, testing, marketing or implantation of any Product, (iii) a deterioration in the Company’s reputation or reduction in demand for the Products, in any market in which the Company now operates the Business or proposes to conduct the Business following consummation of the Contemplated Transactions, (iv) an increase in the Company’s operating expenses, or (v) an adverse effect on the Company’s ability to supply, design, manufacture, market or implant any Product.

7.10.2                            The facts and circumstances arising out of or relating to any actual or threatened Actions by any Governmental Authority, other than pursuant to Section 7.10.1, against the Company, Afremov, Gougeon or Amplatz shall not have had, and shall not reasonably be expected to have, any adverse effect on the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company (it being understood that for purposes of this Section 7.10.2 only, the incurrence by the Company of reasonable legal fees and expenses and the reasonable deployment of resources of the Company (including time spent by management), in each case, in response to any such actual or threatened Actions, will not by themselves constitute such an adverse effect).

7.11                           Financing.  The Company shall have entered into a Senior Credit Facility in form and substance reasonably satisfactory to WCAS IX, and received at least $107,000,000 pursuant to such Senior Credit Facility.  The Company shall have entered into a Subordinated Debt Agreement in form and substance reasonably satisfactory to WCAS IX, and received at least $50,000,000 pursuant to such Subordinated Debt Agreement.

7.12                           No Material Adverse Change.  Since the Most Recent Balance Sheet Date, there shall not have occurred any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8                                         CONDITIONS TO GOUGEON’S AND THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of Gougeon to consummate the Closing is subject to the prior fulfillment of each of the following conditions and the obligations of the Company to consummate the Closing is subject to the prior fulfillment of each of the conditions set forth in Sections 8.1 through 8.8:

8.1                                 Representations and Warranties.  The representations and warranties of each Investor contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

8.2                                 Performance.  The Investors will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Investors at or prior to the Closing.

8.3                                 Compliance Certificate.  The Investors will have delivered to the Company a certificate certifying their compliance with conditions set forth in Section 8.1 and 8.2.

8.4                                 Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

8.5                                 Absence of Litigation.

8.5.1                                  The Final Order and the Settlement Agreement shall each continue to be in full force and effect.

8.5.2                                  No Action will be pending or threatened in writing which may result in Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).

8.6                                 Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other

Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 5.3, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Company, and no such authorization, consent or approval will have been revoked.

8.7                                 Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Company and to its counsel, and the Company will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

8.8                                 Ancillary Agreements.  Each of the Ancillary Agreements to which any Investor is a  party will have been executed and delivered to the Company by each of the other parties thereto (other than the Company and Gougeon).

8.9                                 No Material Adverse Change.  Since the Most Recent Balance Sheet Date, there shall not have occurred any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9                                         TERMINATION.

9.1                                 Termination of Agreement.  This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a)                                  by mutual written consent of WCAS IX, Gougeon and the Company;

(b)                                 by either WCAS IX, the Company or Gougeon by providing written notice to the other at any time after July 29, 2005; provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

(c)                                  by either WCAS IX, the Company or Gougeon if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

(d)                                 by WCAS IX if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Company or Gougeon contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which such Investor’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Company or Gougeon will have breached, not satisfied or violated in any material respect any of their respective covenants and agreements contained in this Agreement, which breach, inaccuracy, non-satisfaction or violation described in clauses (i) or (ii) above, would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in

Section 7 and cannot be or has not been cured on or before ten Business Days after WCAS IX notifies the Company of such breach, inaccuracy, non-satisfaction or violation; or

(e)                                  by either the Company or Gougeon if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of any Investor contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Company’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) any Investor will have breached, not satisfied or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach, inaccuracy, non-satisfaction or violation described in clauses (i) or (ii) above would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in Section 8 and cannot be or has not been cured on or before ten Business Days after the Company notifies WCAS IX of such breach, inaccuracy, non-satisfaction or violation.

9.2                                 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement – other than the provisions of Section 3.25, 4.4, 5.5 (No Brokers), 6.6 (Publicity), 9.2 (Effect of Termination), 10 (Survival; Indemnification),11.1 (Expenses), 11.10 (Governing Law), 11.11 (Jurisdiction), and 11.13 (Waiver of Jury Trial) – will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

10                                    SURVIVAL; INDEMNIFICATION.

10.1                           Survival.  All representations and warranties contained in or made pursuant to this Agreement or any Ancillary Agreement shall survive execution and delivery of this Agreement and the Ancillary Agreements for a period beginning on the date hereof and ending on the Expiration Date; provided, that (a) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(d) (Noncontravention), 3.5 (Capitalization), 3.25 (No Brokers), 4.1 (Power and Authorization) or 4.4 (No Brokers) shall survive indefinitely; and (b) the representations and warranties set forth in Sections 3.14.1(Compliance with Legal Requirements), 3.15 (Tax Matters), 3.16 (Employee Benefit Plans) or 3.17 (Environmental Regulation) shall survive until the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions). All covenants and agreements contained in or made pursuant to this Agreement or any Ancillary Agreement shall survive execution and delivery of this Agreement and the Ancillary Agreements and the Closing.

10.2                           Indemnification.

10.2.1                            Indemnification.  Subject to the limitations set forth in Section 10.2.2, the Company and Gougeon will, on a joint and several basis, indemnify and hold harmless the Investors and each of their Affiliates, and the representatives (including legal, professional, financial, tax and other advisors) and Affiliates of each of the foregoing Persons (each, an “Investor Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses (including without limitation any diminution in value of the Shares, the Conversion Shares or other Equity Interests hereafter acquired by the Investors as a result of or arising in connection with (a) and (b) below, and, for the avoidance of doubt, including any such diminution in value resulting from the application of this Section 10.2.1 and the payment of any amounts by the Company hereunder including to the Investors), damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement as incurred), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses as incurred), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Investor Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a)                                  any fraud of the Company or Gougeon, the federal grand jury subpoenas received by the Company and Afremov from U.S. Department of Justice on or about November 17, 2004, the Excluded Items (including, without limitation, any amounts invested in the Company (or, following the contribution and exchange contemplated by the Contribution and Exchange Agreement, any parent thereof) by any Investor Indemnified Person as a result of the facts and circumstances discussed in the Fredrikson & Byron P.A. Report of Investigation for AGA Medical Corporation, dated July 13, 2005) or any breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon in this Agreement, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to “the Company’s Knowledge” and materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); or

(b)                                 any breach or violation of any covenant or agreement of the Company or Gougeon (including this Section 10.2.1) to the extent required to be performed or complied with by the Company or Gougeon prior to the Closing in or pursuant to this Agreement or any Ancillary Agreement.

10.2.2                            Limitations.

(a)                                  The Company will have no obligation to indemnify the Investor Indemnified Persons pursuant to Section 10.2.1(a) solely in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon described therein unless the aggregate amount of all such Losses incurred or suffered by the Investor Indemnified Persons exceeds the Indemnity Deductible Amount (at which point the Investor Indemnified Persons will be indemnified for all such Losses in excess of the Indemnity Deductible Amount); provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.15 (Tax Matters).

(b)                                 Gougeon will have no obligation to indemnify the Investor Indemnified Persons pursuant to Section 10.2.1(a) solely in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon described therein unless the aggregate amount of all such Losses incurred or suffered by the Investor Indemnified Persons exceeds the Indemnity Deductible Amount (at which point, the Investor Indemnified Persons will be indemnified for all such Losses in excess of the Indemnity Deductible Amount) and Gougeon’s aggregate liability in respect of any such claims will not exceed $95,000,000 plus an amount equal to the additional aggregate Purchase Price, if any, paid by the Investors pursuant to the proviso in Section 2.1 (the “Cap”); provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.15 (Tax Matters); and provided further, that the Cap will also not apply to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(d) (Noncontravention), 3.5 (Capitalization), 3.14.1 (Legal Compliance), 3.16 (Employee Benefit Plans), 3.17 (Environmental), 3.25 (No Brokers), 4.1 (Power and Authorization) and 4.4 (No Brokers).

(c)                                  All payments to be made by the Company pursuant to this Section 10 will be made in cash.  All payments to be made by Gougeon pursuant to this Section 10 will be made, at Gougeon’s option, in cash or through the transfer of capital stock of the Company (or, following the contribution and exchange contemplated by the Contribution and Exchange Agreement, any parent thereof) held by Gougeon (including any of his successors, assigns and transferees) on such date with a fair value equal to such payment obligation, determined as of the Closing Date, as adjusted to reflect the diminution in value of such capital stock resulting from any Losses, to the applicable Investor Indemnified Persons.  At any time when shares of capital stock will be used to satisfy his indemnification obligations hereunder, any such shares which have an automatic accruing dividend or other preferential rights will first be used to satisfy such obligations, and then, after all such shares have been so transferred, any other shares of such capital stock then held by Gougeon (including his successors, assigns and transferees) will be used to satisfy such obligations. The fair value of any shares of capital stock to be used to satisfy any indemnification obligations hereunder shall be determined, as of the Closing Date, jointly by the Gougeon and WCAS IX at the time such payment is to be made; provided, that the value of shares of capital stock which have an accruing dividend shall be the accrued value of such shares.  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such shares shall be determined, as of the Closing Date, by an independent appraiser experienced in valuing such type of securities jointly selected by Gougeon and WCAS IX.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by Gougeon.

(d)                                 All payments to be made by the Company or Gougeon pursuant to claims for indemnification pursuant to Section 10.2.1(a) solely in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.15 (Tax Matters) shall be reduced, if and to the extent there have been any (i) actual Tax Benefits to the Company prior to the time such payment is to be made, which Tax Benefits result from items 1 or 2 disclosed on Schedule 10.2.2(d), or (ii) actual cash received by the Company prior to the time such payment is to be made, which cash is received as a result of items 3 or 4 disclosed on Schedule 10.2.2(d), and, in the case of (i) and (ii) of this Section 10.2.2(d), if requested by WCAS IX, such Tax Benefits or cash are verified in writing by the Company’s independent accountants.

(e)                                  The Investors acknowledge that Gougeon will contribute up to $15,000,000 of the proceeds he receives from the Contemplated Transactions to a newly formed limited partnership to be known as the Gougeon Family Limited Partnership (the “Family Partnership”).  Prior to the contribution of such proceeds, no other contributions will have been made to the Family Partnership.  Thereafter, Gougeon may contribute additional assets (other than shares of capital stock of the Company (or, following the contribution and exchange contemplated by the Contribution and Exchange Agreement, any parent thereof)) to the Family Partnership, if and to the extent Gougeon has received distributions from the Family Partnership equal to or greater than the fair market value of such additional contributed assets.  Except for contributions of assets contemplated by the immediately preceding sentence, no additional contributions will be made to the Family Partnership.  Provided that there has not been any breach or violation of this paragraph (e), if any claim becomes due from Gougeon pursuant to Section 10.2.1(a) solely in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon described therein, the Investors shall have no rights against Gougeon’s interest in, or the assets held in, the Family Partnership.  Upon receiving any notice of any such claim, Gougeon will, if requested, provide WCAS IX with reasonable documentation evidencing all contributions made and distributions from the Family Partnership, including reasonable documentation evidencing the fair market value of any non-cash contributions or distributions.

(f)                                    Claims for indemnification pursuant to any other provision of Section 10.2.1 are not subject to the limitations set forth in this Section 10.2.2.

(g)                                 If, following the Closing, any claim becomes due from Gougeon pursuant to Section 10 in respect of any Losses, Gougeon shall have no rights against the Company, or any director, officers, employee or stockholder thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such claim, and shall not take any action against the Company or any person or entity in respect thereof.

Notwithstanding anything to the contrary contained herein, none of Gougeon, the Company, the Investors nor any Investor Indemnified Person shall assert any claims against any officers, directors, attorneys, employees, or agents of the Company (other than Gougeon), arising out of or with respect to this Agreement or the Contemplated Transactions, including any Ancillary Agreement or any other document, Schedule, instrument or certificate delivered pursuant to or in connection therewith, or any action, inaction, statement or omission pertaining thereto (whether such right sounds in contract or tort, or by reason of contribution, indemnification, subrogation, or otherwise), including without limitation any right arising with respect to Section 10 in respect of any Losses suffered by reason of any breach of, or inaccuracy in, any representation or warranty made by the Company or Gougeon.

10.2.3         Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Section 10.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party prior to the expiration of such representation or warranty set forth in Section 10.1 (unless the time of expiration of such representation or warranty shall be extended pursuant to equitable tolling, fraudulent concealment or similar doctrines).

10.2.4         Third Party Claims.

(a)           Notice of Claim.  If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)           Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense (although not to appear as though counsel of record) of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 10.2.4.  In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party

Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (vi) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate (although not to appear as though counsel of record) in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c)           Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d)           Indemnified Party’s Control.  If the Indemnifying Party does not deliver the notice contemplated by Section 10.2.4(b) within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 10.2.4(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).  In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.2.4, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

(e)           Consent to Jurisdiction Regarding Third Party Claim.  The Company and Gougeon, each in its and his capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 11.11 are incorporated herein by reference, mutatis mutandis.

10.2.5         Exclusive Remedy.  Except for remedies that cannot be waived as a matter of law or as provided in Section 11.12, if the Closing occurs, indemnification pursuant to this Section 10 shall be the exclusive remedy for any breach of this Agreement (including any representation, warranty, covenant and agreement contained in this Agreement), other than in respect of claims based on conduct constituting fraud, intentional misrepresentation or the violation of law.

11                                  MISCELLANEOUS

11.1         Expenses.  Each of the parties hereto will be responsible for their own costs and expenses in connection with the negotiation, execution and consummation of the Contemplated Transactions; provided, that if and to the extent of the consummation of the Contemplated Transactions, the Company will pay all such costs and expenses of Gougeon and the Investors; provided, further, that if this Agreement is terminated in accordance with Section 9.1 (other than a termination pursuant to Section 9.1(e)), Gougeon will pay the out-of-pocket costs and expenses of the Investors, including any fees and expenses payable to any advisors of the Investors, up to an aggregate $2,500,000.  At the time of, and subject to, the consummation of the Afremov Buyout, the Company shall pay to WCAS Management Corporation, or another designee of WCAS IX, a financing fee equal to $2,440,000 payable in immediately available funds at the Closing.

11.2         Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

AGA Medical Corporation

682 Mendelssohn Avenue

Golden Valley, Minnesota 55427
Telephone number: (763) 513-9227
Facsimile number: (763) 513-9226
Attention: Chief Executive Officer

If to Investor, to it at:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Telephone number: (212) 893-9500
Facsimile number: (212) 893-9583
Attention: Paul B. Queally and Sean M. Traynor

with a copy to:

Ropes & Gray LLP
45 Rockefeller Plaza
New York, New York 10111
Telephone number:  (212) 841-5785
Facsimile number: (212) 841-5725
Attention: Othon A. Prounis, Esq.

If to Gougeon, to him at:

4930 St. Croix Avenue North

Golden Valley, Minnesota 55422
Telephone number: (763) 521-7143
Facsimile number: (763) 521-7143

with a copy to:

Parsinen Kaplan Rosberg & Gotlieb P.A.

100 South Fifth Street, Suite 110

Minneapolis, Minnesota 55402
Facsimile number: (612) 333-6798
Attention: Jude Anne Carluccio, Esq.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.2 to each of the other parties hereto.

11.3         Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that any Investor may assign any or all of its rights and interests hereunder to one or more of its Affiliates.  Any purported assignment, delegation or transfer other than pursuant to the preceding sentence shall be null and void ab initio.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.4         Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by WCAS IX, Gougeon and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.5         Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein or therein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

11.6         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  Facsimile signatures hereon shall be deemed original signatures hereon.

11.7         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.8         Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.9         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.  Any references to the Company throughout the representations or warranties shall include references to each of the subsidiaries of the Company.  Any affirmative covenant made by the Company hereunder shall include a covenant to cause each of its subsidiaries to engage in the required activity, if applicable.  Any negative covenant made by the Company hereunder shall include a covenant not to cause any of its subsidiaries to engage in the applicable activity.

11.10       Governing Law.  This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.11      Jurisdiction; Venue; Service of Process.

11.11.1       Jurisdiction.  Subject to the provisions of Section 10.4.5, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in New York County in the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.11.2       Venue.  Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in courts located in New York County in the State of New York.  Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

11.11.3       Service of Process.  Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.12       Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

11.13       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement as of the date first above written.

THE INVESTORS:		WELSH, CARSON, ANDERSON
& STOWE IX, L.P.

By: WCAS IX Associates, L.L.C.,
its general partner

	By:	/s/ Jonathan Rather
Name:
Title:

Russell L. Carson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. de Nicola
Paul B. Queally
Jonathan M. Rather - IRA
Sanjay Swani
D. Scott Mackesy
John D. Clark
James R. Matthews
John Almedia, Jr.
Sean M. Traynor
WCAS Profit Sharing Plan
Michael E. Donovan
Eric J. Lee
Brian T. Regan
Lucas Garman
David Mintz

	By:	/s/ Jonathan Rather
Name:
Title:

WCAS MANAGEMENT CORPORATION

	By:	/s/ Jonathan Rather
Name:
Title:

THE BRUCE K. ANDERSON
2004 IRREVOCABLE TRUST

By:	/s/ Mary R. Anderson
Name:
Title:

THE PATRICK WELSH
2004 IRREVOCABLE TRUST

By:	/s/ Carol Welsh
Name:
Title:

/s/ Lauren Melkus
Lauren Melkus

ROUNDTABLE ASSOCIATES LLP

By:	/s/ David F. Bellet
Name: David F. Bellet
Title: Managing Partner

SELECT GLOBAL INVESTORS, L.P.

By:	/s/ Rocco A. Ortenzio
Name: Rocco A. Ortenzio
Title: General Partner

/s/ Jeffrey Jay
Jeffery Jay

GOUGEON:	/s/ Franck Gougeon
Franck Gougeon

THE COMPANY:	AGA MEDICAL CORPORATION

	By:	/s/ John Borg
John Borg, Receiver-Interim CEO*

*Notwithstanding anything contained elsewhere to the contrary, it is understood and agreed that John Borg, whose signature appears on behalf of the Company, has, by direction of the Hennepin County District Court, State of Minnesota, in its Order for Judgment On Buyout Motions, dated December 28, 2004, executed this agreement solely in his representative and court-appointed capacity as Receiver-Interim CEO (as defined and set forth in the May 22, 2003 Order of Judge Karasov, as later modified and amended). Mr. Borg has made no substantive review of the terms and conditions of this agreement nor has he conducted any inquiry regarding the accuracy of such matters (the due diligence having been conducted through Mr. Gougeon and the managers, employees, distributors, customers and vendors of the Company). Mr. Borg’s signature is intended to bind the Company to the Agreement, but he joins individually in none of the covenants, representations, warranties, or other undertakings contained herein.